Exhibit 3.2

BY-LAWS OF SOUTHERN COPPER CORPORATION

(As last amended on January 27, 2011)

*** —EXCERPT ONLY— ***

ARTICLE VII.

SHARES OF STOCK.

SECTION 7.01.  Certificates of Stock.  The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of stock in the Corporation shall be entitled to have a certificate, signed by the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President, or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary (or signed in such other manner as may be required or permitted by statute) certifying the number of shares owned by him in the Corporation.  Each such certificate shall be signed by the Corporation’s transfer agent or an assistant transfer agent and by the Corporation’s registrar, at least one of whom shall not be an officer or employee of the Corporation.  Any such signature required hereunder may be facsimile; and in case any officer, transfer agent, assistant transfer agent or registrar whose facsimile signature has been used on any such certificate shall cease to hold such office before it shall have been issued, such certificate shall nevertheless be deemed adopted and approved by the Corporation for issuance and delivery thereafter.  Certificates representing shares of stock of the Corporation shall be in such form as shall have been approved by the Board and the seal of the Corporation or a facsimile thereof shall be affixed thereto.  There shall be entered upon the stock books of the Corporation at the time of issuance of each share the required information for uncertificated shares, the number of the certificate issued, the name of the person owning the shares represented thereby or in uncertificated format, the number and class of such shares and the date of issuance thereof.  Every certificate exchanged or returned to the Corporation shall be marked “Canceled,” with the date of cancellation indicated thereon.

SECTION 7.02.  Transfer of Stock.  Transfer of shares of the stock of the Corporation shall be made on the books of the Corporation by the holder of record thereof, or by his attorney thereunto duly authorized by a power of attorney duly executed in writing and filed with the Secretary, and on surrender of the certificate or certificates representing such shares. In the case of uncertificated shares of stock, the transfer of stock shall be made upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the statutes of the State of Delaware.

SECTION 7.03.  Regulations.  Subject to the provisions of this Article VII, the Board may make such rules and regulations as it may deem expedient concerning the issuance, transfer and registration of certificates for shares or uncertificated shares of the stock of the Corporation.

SECTION 7.04.  Transfer Agents and Registrars.  The Board shall appoint one or more transfer agents and one or more registrars with respect to the uncertificated shares or certificates representing shares of stock of the Corporation and all such certificates shall bear the signatures of at least one transfer agent and one registrar.

SECTION 7.05.  Fixing of Record Date.  For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or allotment or any right, or for the purpose of any other action, the Board may fix, in advance, a date as the record date for any such determination of stockholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

SECTION 7.06.  Lost or Destroyed Certificates.  The holder of any shares of stock of the Corporation shall immediately notify the Corporation and its transfer agents and registrars, if any, of any loss or destruction of the certificate representing the same. The Corporation may issue a new certificate in the place of any certificate theretofore issued by it alleged to have been lost or destroyed or uncertificated shares in place of any certificate or certificates previously issued by the Corporation, and the Board may require the owner of the lost or destroyed certificate or his legal representatives to give the Corporation a bond in such sum or without limit as to amount as the Board may direct, and with such surety or sureties as may be satisfactory to the Board, to indemnify the Corporation against any claim that may be made against it or any such transfer agent or registrar with respect to any such certificate alleged to have been lost or destroyed. A new certificate or uncertificated shares may be issued without requiring any Bond when, in the judgment of the Board, it is proper so to do.